Exhibit 10.12

Date: March 3, 2021

To: DeepGreen Metals Inc. and Sustainable Opportunities Acquisition Corp.

From: Maersk Supply Service A/S and Maersk Supply Service Subsea UK Limited

Reference is made to the investment and participation agreement (the “IPA”) made as of March 15, 2017 between Maersk Supply Service A/S, Maersk Supply Service Subsea UK Limited (collectively “Maersk”) and DeepGreen Metals Inc. (“DGM”), as amended. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the IPA.

We understand that DGM will be entering into a business combination agreement on or about March 4, 2021 pursuant to which, among other things, Sustainable Opportunities Acquisition Corp. (“SOAC”), a special purpose acquisition company whose shares will be listed on Nasdaq, will agree to acquire all of the issued and outstanding shares in the capital of DGM in exchange for common shares and special shares in the capital of SOAC (the “Transaction”).

In connection with the Transaction, SOAC will raise equity capital by way of private placement (such financing and any other financing by SOAC consummated in connection with the Transaction, the “PIPE”) that is expected to be at least $200 million.

As of the date hereof, Maersk hereby irrevocably:

(i)	waives any and all rights that it may have under Article 3 of the IPA in connection with the Transaction and the PIPE;

(ii)	agrees that the Pro-Rata Participation Right and any and all rights that it may have under Article 9 of the IPA shall terminate and be of no further force and effect upon the closing the Transaction;

(iii)	acknowledges that all amounts owing to Maersk for services rendered through February 5, 2021, in the aggregate amount of US$4,582,834.17, have been satisfied by the issuance of 3,666,267 common share of DGM at a price per share of US$1.25 pursuant to your notice to us of 2 March 2021 confirming such share issuance;

(iv)	agrees that all Final Costs for services rendered from and after February 5, 2021 will be settled in cash and that Maersk shall not be entitled to any further In-kind Common Share Investment;

(v)	agrees that clause 13.1 of the IPA is amended by deleting the words ‘Maine Cruise, being Cruise 7’ and replacing them with ‘TOML 1 Marine Cruise or January 8, 2022, whichever is the later’

(vi)	agrees to lower the charter vessel hire operational day rates to US$19,000 per day, and that idle day rates shall continue at US$10,000; and

(vii)	agrees all other commercial arrangements, payment terms and terms and conditions of the IPA remain unchanged.

For the avoidance of doubt, Maersk shall maintain its rights under the Article 4 “Right to Match and Service to Other Contractors” and all terms of the IPA not amended by above continue in full force. DG agrees to undertake that, after closing of the Transaction, the IPA is assigned and novated to any successor entity that will continue the business of DGM upon listing.

Article 15 of the IPA is incorporated herein and shall apply to this letter agreement mutatis mutandis.

Sincerely,

MAERSK SUPPLY SERVICE A/S LIMITED		MAERSK SUPPLY SERVICE SUBSEA UK

By:	/s/ Jonas Agerskov	By:	/s/ Duncan Harris
Name:	Jonas Agerskov	Name:	Duncan Harris
	03 March 2021 | 10:45 PST		03 March 2021 | 20:04 CET

All the above terms agreed and confirmed by

DEEPGREEN METALS INC

By:	/s/ Robert Milbourne
Name:	Robert Milbourne
Head of Corporate and
Governmental Affairs